Exhibit 99.1
VAIL RESORTS
NEWS RELEASE
FOR IMMEDIATE RELEASE

Vail Resorts Contacts:
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations:  Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com

VAIL RESORTS ANNOUNCES STRONG FISCAL 2007 SECOND QUARTER RESULTS
●	Second quarter net income of $53.0 million, or $1.35 per diluted share, a 23% increase in net income and a 21% increase in earnings per diluted share over the prior year second quarter.
●	Second quarter Resort Reported EBITDA of $115.7 million, a 20% increase over the prior year second quarter.
●	Second quarter Resort revenue of $304.8 million, a 9.5% increase over the prior year second quarter.

BROOMFIELD, Colo. - March 12, 2007 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the second quarter of fiscal 2007 ended January 31, 2007.
The Company uses the term “Reported EBITDA” and “Reported EBITDA excluding stock-based compensation” when reporting financial results in accordance with SEC rules regarding the use of non-GAAP financial measures. The Company defines Reported EBITDA as segment net revenue less segment operating expense plus segment equity investment income.

SECOND QUARTER PERFORMANCE
Mountain Segment
Mountain revenue increased $25.8 million, or 10.5%, in the second quarter of fiscal 2007 to $272.0 million from $246.2 million for the comparable quarter last fiscal year. Mountain expense increased $9.2 million, or 6.1%, to $159.9 million. Reported EBITDA for the Mountain segment grew $16.6 million, or 17.1%, to $113.7 million compared to $97.0 million for the comparable quarter last fiscal year.

Lodging Segment
Lodging revenue increased $0.7 million, or 2.2%, in the second quarter of fiscal 2007 to $32.8 million from $32.1 million for the comparable quarter last fiscal year. Lodging expense decreased $2.1 million, or 6.5%, to $30.8 million. For the second quarter of fiscal 2006, the Lodging segment included revenue of $1.9 million and operating expense of $1.8 million related to Snake River Lodge & Spa (“SRL&S”), which was sold by the Company in January 2006; the Company subsequently obtained a long-term management contract for the hotel. Excluding the impact of the sale of SRL&S, Lodging revenue increased $2.6 million, or 8.5%, while expenses remained relatively flat. Reported EBITDA for the Lodging segment grew $2.9 million, or 350.2%, to $2.0 million compared to a loss of $0.8 million for the comparable quarter last fiscal year.

Resort - Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $26.5 million, or 9.5%, in the second quarter of fiscal 2007 to $304.8 million from $278.3 million for the comparable quarter last fiscal year. Resort expense increased $7.1 million, or 3.9%, to $190.6 million. Second fiscal quarter Resort Reported EBITDA increased $19.5 million to $115.7 million, a 20.3% increase over the comparable quarter last fiscal year. Resort Reported EBITDA excluding stock-based compensation increased $19.4 million, or 19.8%, to $117.0 million.

Real Estate Segment
Real Estate revenue increased $46.5 million, or 479.0%, in the second quarter of fiscal 2007 to $56.2 million from $9.7 million for the comparable quarter last fiscal year. Real Estate expense increased 689.5% to $50.4 million. Real Estate Reported EBITDA for the quarter ended January 31, 2007, increased $2.5 million, or 73.5%, to $5.8 million compared to $3.4 million in the comparable quarter last fiscal year.

Total Performance
Total revenue increased $73.0 million, or 25.4%, in the second quarter of fiscal 2007 to $361.0 million from $288.0 million for the comparable quarter last fiscal year. Income from operations for the quarter increased $20.7 million, or 26.9%, to $97.8 million. The Company recorded total pre-tax stock-based compensation expense of $1.8 million in the three months ended January 31, 2007, which was relatively flat compared to the three months ended January 31, 2006.
The Company reported second quarter fiscal 2007 net income of $53.0 million, or $1.35 per diluted share, compared to net income of $43.0 million, or $1.12 per diluted share, for the same quarter last fiscal year. Excluding stock-based compensation expense, the Company’s net income for the second quarter of fiscal 2007 would have been $54.1 million, or $1.38 per diluted share compared to net income of $44.1 million excluding stock-based compensation, or $1.15 per diluted share, for the same quarter last fiscal year.

SIX MONTH PERFORMANCE
Mountain Segment
Mountain revenue grew $31.7 million, or 11.1%, for the six months ended January 31, 2007 to $318.2 million from $286.5 million for the comparable period last fiscal year. Mountain expense increased $16.4 million, or 7.4%, to $239.4 million. Reported EBITDA for the Mountain segment in the first half of fiscal 2007 grew $15.3 million, or 23.2%, to $81.2 million compared to $65.9 million for the comparable period last fiscal year.

Lodging Segment
Lodging revenue decreased by $0.6 million, or 0.8%, for the six months ended January 31, 2007 to $73.2 million from $73.8 million for the comparable period last fiscal year. Lodging expense decreased $3.4 million, or 4.9%, to $67.1 million. For the first half of fiscal 2006, the Lodging segment included revenue of $5.2 million and operating expense of $4.3 million related to SRL&S. Excluding the impact of the sale of SRL&S, Lodging revenue increased $4.6 million, or 6.7%, and expenses increased by $0.8 million, or 1.3%. Additionally, the Company recognized $2.4 million of revenue in the first half of fiscal 2007 associated with a termination fee pursuant to the terms of the management agreement at The Lodge at Rancho Mirage, in conjunction with the closing of the hotel as part of a redevelopment plan by the current hotel owner. Reported EBITDA for the Lodging segment in the first half of fiscal 2007 grew $2.8 million, or 85.1%, to $6.1 million compared to $3.3 million in the comparable period last fiscal year.

Resort - Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $31.1 million, or 8.6%, for the six months ended January 31, 2007 to $391.4 million from $360.3 million for the comparable period last fiscal year. Resort expense increased $13.0 million, or 4.4%, to $306.5 million. Resort Reported EBITDA in the first half of fiscal 2007 increased $18.1 million to $87.3 million, a 26.2% increase over the comparable period last fiscal year. Resort Reported EBITDA excluding stock-based compensation increased $18.0 million, or 25.0%, to $89.9 million.

Real Estate Segment
Real Estate revenue increased $70.0 million, or 534.5%, for the six months ended January 31, 2007 to $83.1 million from $13.1 million for the comparable period last fiscal year. Real Estate expense increased 514.4% to $76.5 million. Real Estate Reported EBITDA in the first half of fiscal 2007 increased $5.9 million, or 783.9%, to $6.6 million compared to $0.8 million in the comparable period last fiscal year.

Total Performance
Total revenue increased $101.1 million, or 27.1%, for the six months ended January 31, 2007 to $474.5 million from $373.4 million for the comparable period last fiscal year. Income from operations for the six months increased $19.8 million, or 72.8%, to $46.9 million. The Company recorded total pre-tax stock-based compensation expense of $3.7 million in the six months ended January 31, 2007, as compared to $3.6 million, for the six months ended January 31, 2006.
The Company reported first half fiscal 2007 net income of $17.2 million, or $0.44 per diluted share, compared to net income of $8.7 million, or $0.23 per diluted share, for the same period last fiscal year. Excluding stock-based compensation expense, the Company’s net income for the first half of fiscal 2007 would have been $19.5 million, or $0.50 per diluted share compared to net income of $10.9 million excluding stock-based compensation, or $0.29 per diluted share, for the same period last fiscal year.

Business Commentary and Outlook
Robert Katz, Chief Executive Officer, commented, “We are very pleased with our strong performance in the second quarter, which clearly exceeded our expectations. The second quarter, which essentially contains the first half of the 2006/2007 ski season, reflected a total Mountain segment revenue increase of 10.5% against record prior year comparables, with lift revenues up 13.4% and the ancillary businesses up commensurately. The lift revenue increase was helped by strong season pass sales, up 20.0% over the prior year (of which we recognized 52.4% in the second quarter, with the remainder to be recognized in the third quarter). Excluding skier visits from season passes, our skier visitation was up 4.8% at our Colorado resorts, reflecting strong destination guest visitation, partially offset by a weather impacted decrease of 6.2% in total skier visits at our Heavenly resort. Effective Ticket Price was up 7.0% excluding the season pass revenue, reflecting our continuing ability to increase absolute prices combined with the favorable mix impact resulting from the increase in destination guest visitation. The increase in destination visitors at our mountain resorts favorably impacted our lodging operations as well, with revenue per available room, or RevPAR, up 16.7% for the quarter on a “same store” basis at our owned lodging properties and condominiums we manage around our mountain resorts. The increased revenues in our Resort business flowed through at a very high rate to the bottom line, resulting in a 20.3% increase in Resort Reported EBITDA. It is certainly a testament to our incredible employee group that we continue to build upon our record success in prior years, while still delivering an exceptional experience to our guests.”
Turning to our real estate business, Katz commented, “We have numerous exciting initiatives underway on the real estate side as well, which should also contribute to further improved Resort operating performance down the road. As part of Vail’s Front Door project, I am pleased to report that we have now entered into purchase and sale agreements for all 13 of The Lodge at Vail Chalets at an average price per square foot of $2,488. Additionally, marketing of the Vail Mountain Club, an exclusive slope-side private club steps from the Vista Bahn Express lift, has continued.  We have sold 88 full memberships, which include parking privileges, and an additional 77 social memberships, which exclude parking. The full memberships we have received to date carry a membership initiation fee deposit of $250,000 and the social memberships we have received to date carry a membership initiation fee deposit of $100,000.  We currently have total sales commitments representing $29.6 million of total proceeds when paid in full. Given the current status of the Front Door project, we are increasing our estimate on expected income, before provision for income taxes and before allocated corporate or Vail Resorts Development Company overhead from the sale of The Lodge at Vail Chalets to a range of $65 million to $75 million. Similarly, we are reducing our estimate for investment in resort depreciable assets of the Front Door project to $25 million to $40 million, net of estimated cash proceeds from the club initiation fee deposits.”
Commenting on Breckenridge, Katz said “We opened the new Breckenridge gondola on December 31, 2006, truly connecting the Town and the Mountain and setting the stage for the development of Peaks 7 and 8.  We began selling the Crystal Peak Lodge condominiums in December 2006, and currently have 41 of the 46 units already under contract at an average sales price per square foot of $958, almost double what the average sales price per square foot on the similarly finished Mountain Thunder townhomes in Breckenridge sold for just two years ago. In addition, we closed on a land sale in the second quarter for a parcel of land at Peak 7 to a third party developer to build a fractional ownership property. We currently expect that income, before provision for income taxes and before allocated corporate or Vail Resorts Development Company overhead, for the Peak 7 projects will range from $8.0 million to $13.0 million.”
Katz commented, “I am pleased to announce that we have launched The Ritz-Carlton Residences, Vail project with 71, two to six bedroom condominiums currently priced at an average of approximately $1,775 per square foot.  We began marketing this project in February 2007, and have already executed reservation agreements on 54 units representing $185.4 million in gross sales proceeds.  We expect to convert those reservations to contracts in April 2007. In addition, in December 2006, the Company renegotiated its April 2005 license agreement related to this project with The Ritz-Carlton Hotel Company, L.L.C. (“RCHC”). In exchange for a reduction in the license fee to be paid to RCHC, the Company concurrently entered into a purchase and sale agreement which provided for The Ritz-Carlton Development Company, Inc.’s (“RCDC”) acquisition of an incremental 45 units in the project for a total purchase price of $110.7 million; RCDC will, in turn, market and sell these 45 units as Ritz-Carlton Club fractional ownership units, creating additional hot beds for Vail Mountain.  We are very excited about bringing one of the premier fractional programs to Vail. We currently anticipate that income, before provision for income taxes and before allocated corporate or Vail Resorts Development Company overhead, for The Ritz-Carlton project will range from $80 million to $90 million.”
Katz added, “Also in the second quarter, we closed on the remaining Gore Creek Place units in LionsHead. Additionally, construction continues on The Arrabelle at Vail Square in LionsHead. Construction cost estimates have increased on the project, caused by, among other things, a potential scheduling delay in the closing on at least the condominium portion of The Arrabelle project. At this time, we are reducing our estimate on expected income, before provision for income taxes and before allocated corporate or Vail Resorts Development Company overhead, for The Arrabelle and Gore Creek projects to $50 million to $60 million, of which approximately $20 million has been recognized through the second quarter of fiscal 2007 on the Gore Creek project, which was as expected. Additionally, given the current programming for The Arrabelle mountain club, we believe proceeds from the sale of club memberships will be higher than originally anticipated, and therefore are reducing our estimate of investment in resort depreciable assets, net of club proceeds, to a current estimated range of $50 million to $70 million, which includes an estimate of $95 million to $105 million for the resort depreciable assets and an estimate of $35 million to $45 million of cash proceeds from the club initiation fee deposits. All of the aforementioned estimates related to our real estate projects are based upon our most recent cost estimates based upon current plans and how the costs relate to both the real estate and resort projects. We have also seen increased construction costs on our development project in Jackson, WY, some of which were accrued in the most recent quarter. It is disappointing that we have not been able to fully overcome the challenges presented by the coordination and implementation of the design at the beginning of both The Arrabelle and Jackson developments. At the same time, I am confident that the processes we have in place for our most recent projects, including Front Door, Crystal Peak and The Ritz-Carlton Residences will allow us to better complete these efforts within budget and on schedule.”
Finally on real estate, Katz added, “On March 5, 2007, we announced our plans for a new project to be called “Ever Vail.” The $1 billion project, which remains subject to required approvals, will transform the 9.5-acre site, currently known as West LionsHead, into one of the largest LEED-certified projects for resort use in North America and one of the first projects for consideration in LEED’s new “Neighborhood Development” certification program. Ever Vail will consist of residences, a hotel, offices, retail shops and restaurants, mountain operations facilities, a public parking garage, a new gondola and related skier portal and a public park. The Company anticipates a total of 600,000 to 700,000 saleable square feet and beginning real estate sales on the project in 2009. The name Ever Vail was thoughtfully chosen to reflect the project’s guiding principle of sustainability, that is, pairing Vail Mountain’s enduring preeminent position in the resort industry with an ongoing commitment to minimize the Company’s footprint on the land.”
On our lodging business, Katz commented, “We recently announced the addition of the new 56 room and suite hotel, Eleven Biscayne Hotel & Spa in Miami, opening in early 2009 as part of the RockResorts branded properties. RockResorts will manage the hotel while providing technical consulting services during the development and pre-opening phases of the project. In addition, RockResorts will manage the new Rum Cay Resort in the Bahamas and will assist in the marketing of whole and fractional ownership units within the resort and provide technical advisory services in the design and construction of the resort. However, we have been notified by the owners of The Equinox Resort & Spa in Vermont, which we manage under the RockResorts brand, that the owner of this property has decided to sell The Equinox hotel as part of a divestiture plan, at which time the management agreement with RockResorts will be terminated (currently anticipated to be in the Company’s third fiscal quarter ending April 30, 2007), which will result in Vail Resorts receiving a termination fee, but loss of future management fees.”
Katz commented on the Cheeca award, “We were recently awarded $8.5 million in damages against Cheeca Holdings LLC, the owner of the former RockResorts’ property at Cheeca Lodge & Spa in Islamorada, Florida, which will not be reflected in our financial results until it is received.  The arbitrator’s decision found that the owner of Cheeca Lodge & Spa had wrongfully terminated the hotel management contract and that RockResorts did not breach the contract. We will also seek recovery of our attorneys’ fees and costs in the last stage of proceedings scheduled to occur within the next 90 days. The total arbitration award is binding and non-appealable. We are extremely pleased with the arbitrator’s decision in the case; it vindicates our belief that RockResorts performed its management obligations to Cheeca in good faith and in accordance with the management contract. RockResorts takes its contractual responsibilities seriously and is committed to delivering quality management services and financial performance to our ownership groups and exceptional vacation experiences to our lodging guests.”
Katz concluded, “With the performance that we have achieved so far this fiscal year, we would like to take this opportunity to update the fiscal 2007 guidance that we previously provided in our fiscal 2006 year-end earnings release and reiterated during our first quarter earnings call. Based on our current estimates, we expect full year Resort Reported EBITDA, the combination of our Mountain and Lodging segments, to range from $211 million to $219 million, and Resort Reported EBITDA excluding stock-based compensation expense to range from $216 million to $224 million. The Resort guidance includes a range for Mountain Reported EBITDA of $193 million to $201 million, and Mountain Reported EBITDA excluding stock-based compensation expense of $197 million to $205 million, while we expect Lodging Reported EBITDA to range from $16 million to $21 million and Lodging Reported EBITDA excluding stock-based compensation expense to range from $17 million to $22 million. Conversely, we are reducing our guidance for Real Estate Reported EBITDA, given the additional unanticipated costs we incurred for our Jackson Hole Golf & Tennis Club development and timing of closings on certain transactions, among other things. As a result, we now expect Real Estate Reported EBITDA to range from zero to negative $5 million and Real Estate Reported EBITDA excluding stock-based compensation expense to range from $2 million to negative $3 million. Finally, based on our current estimates, we expect net income to range from $55 million to $63 million and net income excluding stock-based compensation expense to range from $60 million to $68 million. Also, in the second quarter, we continued our previously announced share repurchase program, resulting in the repurchase of 167,700 shares at an average price of $44.76 for a total amount of $7.5 million. Since inception of this program in fiscal 2006, the Company has repurchased 673,500 shares at an average price of $38.38 for a total amount of approximately $25.8 million, with 2,326,500 shares remaining available under the existing repurchase authorization.”

Resort Capital Expenditure Announcement
The Company also announced its calendar 2007 Resort capital expenditure plans, exclusive of resort depreciable assets associated with the Company’s various real estate projects. The Company expects to spend approximately $90 million to $95 million of resort capital expenditures in calendar 2007, including $38 million to $40 million for capital expenditures necessary to maintain the appearance and level of service at the Company’s five ski resorts and throughout its hotels. Highlights of these “maintenance” capital expenditures include snow-cat replacements, snowmaking equipment, uniforms for all five mountains, lodging furniture fixture & equipment and rental equipment fleet capital. Resort discretionary capital is expected to be in the range of $52 million and $55 million with expected projects including a new Beaver Creek children’s ski school gondola and a related ski school building at the top of the new gondola, replacement and realignment of Chair 10 and Chair 14 at Vail Mountain with high-speed chairlifts, a new high-speed chairlift at Heavenly, an expanded spa at The Keystone Lodge and upgrades to the central reservations, marketing database and e-commerce booking systems, among other projects.
Commenting on the capital expenditure announcement, Katz said, “Our core mission is to provide guests exceptional experiences at our extraordinary resorts. With our strong financial performance to date, our capital program for this year is designed to further enhance and differentiate the experience at our Company’s resorts and solidify our position as the premier mountain resort operator in North America.”

CONFERENCE CALL
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EDT, available on www.vailresorts.com. In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab at www.vailresorts.com.

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company’s subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).
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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: economic downturns; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our real estate investments, capital expenditures and growth strategy; our ability to continue to grow our resort and real estate operations; competition in our Mountain and Lodging businesses; termination of existing hotel management contracts; adverse changes in the real estate markets; failure to commence or complete the planned real estate development projects; failure to achieve the anticipated short and long-term financial benefits from the planned real estate development projects; shortages or rising costs in construction materials; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; our reliance on government permits or approvals for our use of federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; and adverse consequences of current or future legal claims. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 31,
	2007	2006
Net revenue:
Mountain	$272,026	$246,228
Lodging	32,796	32,079
Real estate	56,216	9,709
Total net revenue	361,038	288,016
Segment operating expense:
Mountain	159,871	150,666
Lodging	30,757	32,894
Real estate	50,391	6,383
Total segment operating expense	241,019	189,943
Other operating (expense) income:
Depreciation and amortization	(21,759)	(21,431)
Relocation and separation charges	(500)	--
Mold remediation credit	--	852
Loss on disposal of fixed assets, net	(10)	(486)
Income from operations	97,750	77,008
Mountain equity investment income, net	1,496	1,455
Real estate equity investment income	--	31
Investment income	2,417	1,046
Interest expense, net	(7,911)	(9,502)
Gain on sale of businesses, net	--	4,625
Contract dispute charges	(672)	--
Gain on put options	--	1,026
Other income, net	--	51
Minority interest in income of consolidated subsidiaries, net	(6,152)	(5,231)
Income before provision for income taxes	86,928	70,509
Provision for income taxes	(33,902)	(27,498)
Net income	$53,026	$43,011

Per share amounts:
Basic net income per share	$1.37	$1.15
Diluted net income per share	$1.35	$1.12

Other Data:
Mountain Reported EBITDA	$113,651	$97,017
Mountain Reported EBITDA excluding stock-based compensation	$114,708	$98,016
Lodging Reported EBITDA	$2,039	$(815)
Lodging Reported EBITDA excluding stock-based compensation	$2,260	$(401)
Resort Reported EBITDA	$115,690	$96,202
Resort Reported EBITDA excluding stock-based compensation	$116,968	$97,615
Real Estate Reported EBITDA	$5,825	$3,357
Real Estate Reported EBITDA excluding stock-based compensation	$6,311	$3,758

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	January 31,
	2007	2006
Net revenue:
Mountain	$318,189	$286,505
Lodging	73,204	73,829
Real estate	83,138	13,102
Total net revenue	474,531	373,436
Segment operating expense:
Mountain	239,358	222,957
Lodging	67,106	70,535
Real estate	76,509	12,452
Total segment operating expense	382,973	305,944
Other operating (expense) income:
Depreciation and amortization	(43,344)	(40,354)
Relocation and separation charges	(1,235)	--
Asset impairment charge	--	(136)
Mold remediation credit	--	852
Loss on disposal of fixed assets, net	(91)	(726)
Income from operations	46,888	27,128
Mountain equity investment income, net	2,331	2,305
Real estate equity investment income	--	100
Investment income	4,481	2,234
Interest expense, net	(16,847)	(18,939)
Gain on sale of businesses, net	--	4,625
Contract dispute charges	(4,276)	--
Gain on put options	--	34
Other income, net	--	51
Minority interest in income of consolidated subsidiaries, net	(4,363)	(3,305)
Income before provision for income taxes	28,214	14,233
Provision for income taxes	(11,004)	(5,551)
Net income	$17,210	$8,682
Per share amounts:
Basic net income per share	$0.44	$0.23
Diluted net income per share	$0.44	$0.23

Other Data:
Mountain Reported EBITDA	$81,162	$65,853
Mountain Reported EBITDA excluding stock-based compensation	$83,239	$67,807
Lodging Reported EBITDA	$6,098	$3,294
Lodging Reported EBITDA excluding stock-based compensation	$6,652	$4,115
Resort Reported EBITDA	$87,260	$69,147
Resort Reported EBITDA excluding stock-based compensation	$89,891	$71,922
Real Estate Reported EBITDA	$6,629	$750
Real Estate Reported EBITDA excluding stock-based compensation	$7,723	$1,531

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(In thousands)
(Unaudited)

	Three Months Ended		Percentage	Six Months Ended		Percentage
	January 31,		Increase	January 31,		Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)
Business Line
Lift tickets	$128,617	$113,468	13.4%	$128,617	$113,468	13.4%
Ski school	34,198	30,752	11.2%	34,198	30,752	11.2%
Dining	22,468	21,266	5.7%	26,354	24,772	6.4%
Retail/rental	63,291	56,913	11.2%	87,809	78,618	11.7%
Other	23,452	23,829	(1.6)%	41,211	38,895	6.0%
Total Mountain Revenue	$272,026	$246,228	10.5%	$318,189	$286,505	11.1%

Total Lodging Revenue	$32,796	$32,079	2.2%	$73,204	$73,829	(0.8)%

Total Resort Revenue	$304,822	$278,307	9.5%	$391,393	$360,334	8.6%

	Three Months Ended		Percentage	Six Months Ended		Percentage
	January 31,		Increase	January 31,		Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)
Skier Visits
Vail	725	753	(3.7)%	725	753	(3.7)%
Breckenridge	774	755	2.5%	774	755	2.5%
Keystone	598	547	9.3%	598	547	9.3%
Heavenly	407	434	(6.2)%	407	434	(6.2)%
Beaver Creek	408	386	5.7%	408	386	5.7%
Total Skier Visits	2,912	2,875	1.3%	2,912	2,875	1.3%

Effective Ticket Price	$44.17	$39.47	11.9%	$44.17	$39.47	11.9%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2007	2006
Real estate held for sale and investment	$293,219	$221,048
Total stockholders' equity	658,421	586,638

Long-term debt	551,866	517,638
Long-term debt due within one year	440	5,673
Total debt	552,306	523,311
Less: cash and cash equivalents	254,866	175,541
Net debt	$297,440	$347,770

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA and Resort, Mountain, Lodging and Real Estate Reported EBITDA excluding stock-based compensation have been presented herein as measures of the Company's financial operating performance. Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt (defined as long-term debt plus long-term debt due within one year less cash and cash equivalents) are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures. Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt do not purport to represent cash flows generated by operating, investing or financing activities or other financial statement data and should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with GAAP. The Company believes that Reported EBITDA and Reported EBITDA excluding stock-based compensation are indicative measures of the Company's operating performance, and each similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA excluding stock-based compensation targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA and Reported EBITDA excluding stock-based compensation to net income for the Company calculated in accordance with GAAP for the three and six months ended January 31, 2007 and 2006.
	(In thousands)
	Three Months Ended
	January 31,
	(Unaudited)
	2007	2006
Mountain revenue, net	$272,026	$246,228
Mountain operating expense excluding stock-based compensation	(158,814)	(149,667)
Mountain equity investment income, net	1,496	1,455
Mountain Reported EBITDA excluding stock-based compensation	114,708	98,016
Mountain stock-based compensation	(1,057)	(999)
Mountain Reported EBITDA	113,651	97,017

Lodging revenue, net	32,796	32,079
Lodging operating expense excluding stock-based compensation	(30,536)	(32,480)
Lodging Reported EBITDA excluding stock-based compensation	2,260	(401)
Lodging stock-based compensation	(221)	(414)
Lodging Reported EBITDA	2,039	(815)

Resort Reported EBITDA*	115,690	96,202
Resort Reported EBITDA excluding stock-based compensation*	116,968	97,615

Real Estate revenue, net	56,216	9,709
Real Estate operating expense excluding stock-based compensation	(49,905)	(5,982)
Real Estate equity investment income	--	31
Real Estate Reported EBITDA excluding stock-based compensation	6,311	3,758
Real Estate stock-based compensation	(486)	(401)
Real Estate Reported EBITDA	5,825	3,357
Total Reported EBITDA	121,515	99,559
Depreciation and amortization	(21,759)	(21,431)
Relocation and separation charges	(500)	--
Mold remediation credit	--	852
Loss on disposal of fixed assets, net	(10)	(486)
Investment income	2,417	1,046
Interest expense, net	(7,911)	(9,502)
Gain on sale of businesses, net	--	4,625
Contract dispute charges	(672)	--
Gain on put options	--	1,026
Other income, net	--	51
Minority interest in income of consolidated subsidiaries, net	(6,152)	(5,231)
Income before provision for income taxes	86,928	70,509
Provision for income taxes	(33,902)	(27,498)
Net income	$53,026	$43,011
* Resort represents the sum of Mountain and Lodging

	(In thousands)
	Six Months Ended
	January 31,
	(Unaudited)
	2007	2006
Mountain revenue, net	$318,189	$286,505
Mountain operating expense excluding stock-based compensation	(237,281)	(221,003)
Mountain equity investment income, net	2,331	2,305
Mountain Reported EBITDA excluding stock-based compensation	83,239	67,807
Mountain stock-based compensation	(2,077)	(1,954)
Mountain Reported EBITDA	81,162	65,853

Lodging revenue, net	73,204	73,829
Lodging operating expense excluding stock-based compensation	(66,552)	(69,714)
Lodging Reported EBITDA excluding stock-based compensation	6,652	4,115
Lodging stock-based compensation	(554)	(821)
Lodging Reported EBITDA	6,098	3,294

Resort Reported EBITDA*	87,260	69,147
Resort Reported EBITDA excluding stock-based compensation*	89,891	71,922

Real Estate revenue, net	83,138	13,102
Real Estate operating expense excluding stock-based compensation	(75,415)	(11,671)
Real Estate equity investment income	--	100
Real Estate Reported EBITDA excluding stock-based compensation	7,723	1,531
Real Estate stock-based compensation	(1,094)	(781)
Real Estate Reported EBITDA	6,629	750
Total Reported EBITDA	93,889	69,897
Depreciation and amortization	(43,344)	(40,354)
Relocation and separation charges	(1,235)	--
Asset impairment charge	--	(136)
Mold remediation credit	--	852
Loss on disposal of fixed assets, net	(91)	(726)
Investment income	4,481	2,234
Interest expense, net	(16,847)	(18,939)
Gain on sale of businesses, net	--	4,625
Contract dispute charges	(4,276)	--
Gain on put options	--	34
Other income, net	--	51
Minority interest in income of consolidated subsidiaries, net	(4,363)	(3,305)
Income before provision for income taxes	28,214	14,233
Provision for income taxes	(11,004)	(5,551)
Net income	$17,210	$8,682
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income excluding stock-based compensation, tax effected, to net income of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2007 and 2006. Also presented is a reconciliation of net income per diluted share excluding stock-based compensation, tax effected, to net income per diluted share of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2007 and 2006. The Company has presented these non-GAAP measures as it believes that this presentation provides a more comparable measure of the Company's historical results from ongoing operations for the three and six months ended January 31, 2007 and January 31, 2006 to prior periods.

	Three Months
	Ended January 31,
	(Unaudited)
(In thousands, except per share amounts)	2007	2006
Net income excluding stock-based compensation	$54,121	$44,144
Stock-based compensation expense, before benefit from income taxes	(1,764)	(1,814)
Adjustment for benefit from income taxes	669	681
Net income	$53,026	$43,011

Diluted net income per share excluding stock-based compensation	$1.38	$1.15
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.04)	(0.05)
Adjustment for benefit from income taxes, per diluted common share	0.02	0.02
Diluted net income per share	$1.35	$1.12

	Six Months
	Ended January 31,
	(Unaudited)
(In thousands, except per share amounts)	2007	2006
Net income excluding stock-based compensation	$19,522	$10,902
Stock-based compensation expense, before benefit from income taxes	(3,725)	(3,556)
Adjustment for benefit from income taxes	1,413	1,336
Net income	$17,210	$8,682

Diluted net income per share excluding stock-based compensation	$0.50	$0.29
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.10)	(0.09)
Adjustment for benefit from income taxes, per diluted common share	0.04	0.03
Diluted net income per share	$0.44	$0.23

A reconciliation of the low and high ends of the forecasted guidance range given for Reported EBITDA and Reported EBITDA excluding stock-based compensation for the Company's fiscal year ending July 31, 2007 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2007
	Low End Range	High End Range
Resort Reported EBITDA excluding stock-based compensation(1)	$216,000	$224,000
Resort segment stock-based compensation	(5,000)	(5,000)
Resort Reported EBITDA(1)	211,000	219,000
Real Estate Reported EBITDA excluding stock-based compensation	(3,000)	2,000
Real Estate segment stock-based compensation	(2,000)	(2,000)
Real Estate Reported EBITDA	(5,000)	--
Total Reported EBITDA	206,000	219,000
Depreciation and amortization	(85,500)	(85,500)
Relocation and separation charges	(1,500)	(1,400)
Loss on disposal of fixed assets, net	(550)	(550)
Investment income	11,000	11,200
Interest expense, net	(34,000)	(34,000)
Loss on sale of business, net	(800)	(800)
Contract dispute credit, net(2)	4,300	4,300
Gain on put options, net	700	700
Minority interest in income of consolidated subsidiaries, net	(8,800)	(9,100)
Income before provision for income taxes	90,850	103,850
Provision for income taxes	(35,400)	(40,500)
Net income	$55,450	$63,350
(1)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort range.

(2)	Assumes receipt of $8.5 million judgment on or before July 31, 2007, as part of the damage award won against Cheeca Holdings LLC.

A reconciliation of the low and high ends of the forecasted guidance range given for net income excluding stock-based compensation for the Company's fiscal year ending July 31, 2007 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2007
	Low End Range	High End Range
Net income excluding stock-based compensation	$59,720	$67,620
Stock-based compensation expense, before benefit from income taxes	(7,000)	(7,000)
Adjustment for benefit from income taxes	2,730	2,730
Net income	$55,450	$63,350